INVESTMENT SUB-ADVISORY AGREEMENT
                        ---------------------------------

     This Agreement is made as of September 25, 1998, by and between EBRIGHT INVESTMENTS, INC. (formerly known as Royce, Ebright & Associates, Inc.), a Connecticut corporation ("EII"), and GOUWS CAPITAL MANAGEMENT, INC., a Maine corporation (the "Sub-Adviser").

     WHEREAS, EII has entered into an Investment Advisory Agreement dated as of September 25, 1998, with The Winter Harbor Fund Group (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, EII wishes to retain the Sub-Adviser as sub-adviser to furnish certain investment advisory services to EII and REvest Value Fund, a series of the Trust (the "Series"), and the Sub-Adviser is willing to furnish such services.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. EII hereby appoints the Sub-Adviser as its investment sub-adviser with respect to the Series for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES AS SUB-ADVISER.

     (a) Subject to the supervision of the Trust's Board of Trustees (the "Board") and EII, the Sub-Adviser will provide a continuous investment program for the Series, including investment research. Although EII alone will determine the investments that will be purchased, retained or sold by the Series, the Sub-Adviser will assist EII in such determinations. The Sub-Adviser will, at the direction of EII, be responsible for placing purchase and sell orders for investments with broker-dealers, and for other related transactions. The Sub-Adviser will provide services under this Agreement in accordance with the Series's investment objectives, policies and restrictions as stated in the Series's Prospectus.

     (b) The Sub-Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of the Series, the Sub-Adviser may, in its discretion, use brokers who provide the Series with analysis and other research services to execute portfolio transactions on behalf of the Series, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determining in good faith that (i) such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser and its affiliates to the Series and its other clients, and (ii) the total commissions paid by the Series will be reasonable in relation to the benefits to the Series over the long term. In no instance will portfolio securities be purchased from or sold to the Sub-

Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Series and one or more other accounts advised by the Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. EII recognizes that in some cases this procedure may adversely affect the results obtained for the Series.

     (c) The Sub-Adviser will maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Series, and will furnish the Board and EII with such periodic and special reports as the Board or EII reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Series are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

     (d) At such times as shall be reasonably requested by the Board or EII, the Sub-Adviser will provide the Board and EII with investment analyses and reports and make available to the Board and EII any statistical and investment services normally available to similar investment companies based on industry standards.

     3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Trust's Declaration of Trust, By-Laws and registration statement under the 1940 Act as may be in effect from time to time, and any amendments or supplements thereto ("Registration Statement") and with the written instructions and directions of the Board and EII. The Sub-Adviser will comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940 ("Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations. EII agrees to provide to the Sub-Adviser, upon request, copies of the Trust's Declaration of Trust, By-Laws, Registration Statement, written instructions and directions of the Board and EII, and any amendments or supplements to any of them, as soon as practicable after such materials become available.

     4. SERVICES NOT EXCLUSIVE. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.

     6. COMPENSATION.

        (a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, EII will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate equal to 50% of the Advisory Fee received by EII from the Trust with respect to the Series pursuant to the Advisory Agreement, less costs and expenses incurred by EII associated therewith. The Sub-Adviser and EII acknowledge that, in addition to the compensation set forth herein, each of the Sub-Adviser and EII have rights, obligations, and duties arising under a certain Letter of Intent by and among the Sub-Adviser, EII, and Acadia Trust, N.A., dated December 30, 1997 (the "Letter"). To the extent that the terms of this Section 6 conflict with the terms of the Letter, the terms of the Letter shall control.

     (b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

     (c) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

     7. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series, the Trust or its shareholders or by EII in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties and obligations under this Agreement and applicable law.

     8. REPRESENTATIONS OF SUB-ADVISER. The Sub-Adviser represents, warrants and agrees as follows:

     (a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify EII of the occurrence of an event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide EII with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice-president of the Sub-Adviser shall certify to EII that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of EII, the Sub-Adviser shall permit EII, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

     (c) The Sub-Adviser has provided EII with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to EII.

     9. DURATION AND TERMINATION.

     (a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Series's outstanding voting securities.

     (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Board or by vote of a majority of the outstanding voting securities of the Series.

     (c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Series on 60 days' written notice to the Trust and the Sub-Adviser. This Agreement may also be terminated by EII: (i) on 120 days' written notice to the Trust and the Sub-Adviser, without the payment of any penalty; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Paragraph 8 of this Agreement, if such breach shall not have been cured within a 20 day period after notice of such breach; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days' notice to EII. This Agreement will terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

     10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the

Series's outstanding voting securities.

     11. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Maine, without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Maine conflict with the applicable provisions of the 1940 Act, the latter shall control.

     12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision or this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, as an instrument under seal, by their duly authorized signatories as of the date and year first above written.

                                        EBRIGHT INVESTMENTS, INC.

                                        By: /s/ Jennifer E. Goff
                                            ------------------------------
                                            Jennifer E. Goff, President

                                        GOUWS CAPITAL MANAGEMENT, INC.

                                        By: /s/ Johann Gouws
                                            ------------------------------
                                        Name: Johann Gouws
                                        Title: President